Exhibit 99.23

Limited Guarantee

This Limited Guarantee, dated as of March 4, 2020 (this “Limited Guarantee”), by Ares Special Situations Fund IV, L.P., a Delaware limited partnership (the “Guarantor”), is entered into in favor of Cincinnati Bell Inc., an Ohio corporation (in its capacity as the guaranteed party under this Limited Guarantee, the “Guaranteed Party”).  Pursuant to the Agreement and Plan of Merger, dated as of March    , 2020 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among the Guaranteed Party (in its capacity as Company under the Merger Agreement, the “Company”), Red Fiber Parent LLC, a Delaware limited liability company (“Parent”), and RF Merger Sub Inc., an Ohio corporation (“Merger Sub”), the Merger Sub shall be merged with and into the Company.  The Merger Agreement provides that the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent.  Capitalized terms used in this Limited Guarantee but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

1.             Limited Guarantee.  Subject at all times to the terms and conditions set forth in this Limited Guarantee, the Guarantor absolutely and irrevocably guarantees to the Guaranteed Party the due and punctual performance and discharge of any payment obligations of Parent of 10% (such percentage, the Guarantor’s “Contribution Percentage”) of the aggregate amount of:  (a) the Parent Termination Fee if and when due and payable pursuant to Section 6.06(c) of the Merger Agreement; (b) the payment obligations of Parent if and when due and payable pursuant to the last two sentences of Section 6.15(c) of the Merger Agreement; and (c) the payment obligations of Parent if and when due and payable pursuant to Section 6.06(d) of the Merger Agreement (clauses (a) through (c), collectively, the “Guaranteed Obligations”).  Notwithstanding anything to the contrary contained in this Limited Guarantee, in no event shall the maximum aggregate liability of the Guarantor in respect of the Guaranteed Obligations exceed $5,060,935.5. The Guaranteed Party acknowledges and agrees that the Guarantor (or any of its successors or assignees) shall in no event be required to pay more than $5,060,935.5 (such limitation on the aggregate liability of the Guarantor for its Guaranteed Obligations being referred to in this Limited Guarantee as the “Cap”).  This Limited Guarantee may not be enforced without giving effect to the Cap.  The Guarantor shall not be required to pay any amount under this Limited Guarantee if it has funded in full its commitment under its Equity Funding Letter being delivered on the date of this Limited Guarantee (as such amount may be reduced or amended pursuant to such Equity Funding Letter) and the Closing has occurred.

Notwithstanding anything to the contrary contained in this Limited Guarantee, the Guaranteed Party agrees that:  (i) to the extent Parent or Merger Sub is relieved of all or any portion of the Guaranteed Obligations by satisfaction of such Guaranteed Obligations on the terms and subject to the conditions set forth in the Merger Agreement or pursuant to any other agreement with the Guaranteed Party, the Guarantor shall similarly be relieved of its Contribution Percentage of such obligations under this Limited Guarantee; and (ii) the Guarantor shall have all defenses to the payment of its obligations under this Limited Guarantee that would be available to Parent or Merger Sub under the Merger Agreement with respect to the Guaranteed Obligations (other than insolvency, bankruptcy or reorganization of Parent or Merger Sub), including any defenses available to Parent or Merger Sub under the Merger Agreement in respect of any fraud of the Company or its Subsidiaries.  The Guarantor acknowledges and agrees that the terms of this Limited Guarantee shall not restrict, impair or otherwise limit the injunctive, specific performance and other equitable relief remedies available to the Guaranteed Party pursuant to Section 9.10 of the Merger Agreement (the “Guarantee Exception”).  Notwithstanding anything to the contrary in this Limited Guarantee, the Guaranteed Party expressly acknowledges that the Guarantee Exception is limited solely to rights of specific performance and injunctive relief against Parent pursuant and subject to Section 9.10 of the Merger Agreement and against the Guarantors under the Equity Funding Letters and does not include any other rights to specific performance or any similar remedy against Parent, the Guarantor or any of its Affiliates.  Under no circumstances shall Seller, the Company or any other Person (individually or collectively) be permitted or entitled to receive both (x) a grant of specific performance or injunctive relief to cause Parent to draw down the Equity Financing, to enforce the rights of Parent under the Equity Funding Letters or to consummate the Closing and (y) any amounts in respect of the Guaranteed Obligations whatsoever in circumstances in which the Closing occurs.

The Guaranteed Party agrees that in no event shall the Guarantor be required to pay to the Guaranteed Party any amounts in connection with this Limited Guarantee or the Merger Agreement other than as expressly set forth in this Limited Guarantee.  All payments under this Limited Guarantee shall be made in lawful money of the United States, in immediately available funds.

2.             Other Guarantor.  Except in accordance with the immediately following sentence, no claim(s) may be brought against (and no recovery as a result of such claim(s) may be obtained from) the Guarantor under this Limited Guarantee unless such claim(s) have been concurrently brought against the Other Guarantors in connection with the Limited Guarantees, dated as of the date of this Limited Guarantee (the “Other Limited Guarantees”), by MIP V (FCC) AIV, L.P. and ASOF Holdings I, L.P. (together, the “Other Guarantors”) in favor of the Company.  The immediately preceding sentence shall not apply to the extent that:  (i) the bringing of such claim(s) against the Other Guarantors is prohibited or stayed by any applicable Law; or (ii) each Other Guarantor has satisfied in full its obligation under the Other Limited Guarantee.  The Company shall not release the Other Guarantors from any obligations under the Other Limited Guarantees or amend or waive any provision of the Other Limited Guarantees, except to the extent the Company offers to release the Guarantor under this Limited Guarantee in the same proportion or to amend or waive the provisions of this Limited Guarantee in the same manner.  Notwithstanding anything to the contrary contained in this Limited Guarantee or any other document, the obligations of the Guarantor under this Limited Guarantee and of the Other Guarantors under the Other Limited Guarantees shall be several and not joint.

3.             Terms of Limited Guarantee.

(a)           The Guaranteed Party shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Parent becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations under this Limited Guarantee.  In the event that any payment to the Guaranteed Party in respect of any Guaranteed Obligation is rescinded or must otherwise be returned to the Guarantor for any reason whatsoever (other than in connection with the valid termination of the Guarantor’s obligations in accordance with Section 7 of this Limited Guarantee or in other circumstances where the Guarantor is not liable to make such payment), to the extent such amount is actually returned to the Guarantor, the Guarantor shall remain fully liable under this Limited Guarantee with respect to such Guaranteed Obligation as if such payment to the Guaranteed Party had not been made.  This Limited Guarantee is one of payment of the Guarantor’s Contribution Percentage of the Guaranteed Obligations and not collection.

(b)           To the fullest extent permitted under applicable Law and except in accordance with the terms and conditions of this Limited Guarantee, the liability of the Guarantor under this Limited Guarantee shall be absolute, and shall not be released or discharged in whole or in part, or otherwise affected, irrespective of:

(i)            any release or discharge of any obligation of Parent or Merger Sub contained in the Merger Agreement resulting solely from any change in the corporate existence, structure or ownership of Parent or Merger Sub, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any of their assets;

(ii)           subject in all cases to the Cap, any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing, or otherwise executed in connection with, any of the Guaranteed Obligations, or any change or extension of the time, place or manner of payment or performance of, or renewal of, any Guaranteed Obligation, any escrow arrangement or other security for any Guaranteed Obligation, or any amendment or waiver of or any consent to any departure from the terms of the Merger Agreement or the documents entered into in connection with the Merger Agreement;

(iii)          the addition, substitution or release of any other Person interested in the transactions contemplated by the Merger Agreement;

(iv)          any lack of validity or enforceability of the Merger Agreement or any other agreement or instrument relating to the Merger Agreement resulting from a breach of any representation, warranty or covenant in the Merger Agreement by any of Parent and/or Merger Sub;

(v)           the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with any Guaranteed Obligation or otherwise; or

(vi)          the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Guaranteed Obligations.

(c)           Notwithstanding anything in this Limited Guarantee to the contrary, the Guarantor does not waive, and the Guarantor expressly reserves, any claim that Parent or Merger Sub would have that the Guaranteed Obligations are released, discharged, or otherwise affected as a result of fraud or material breach of the Merger Agreement by the Guaranteed Party.

(d)           Other than defenses to the payment of the Guaranteed Obligations that are available to the Parent under the Merger Agreement and subject to Section 1 of this Limited Guarantee, to the fullest extent permitted by Law, the Guarantor unconditionally and irrevocably waives any and all rights or defenses arising by reason of any applicable Law which would otherwise require any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Guaranteed Party upon this Limited Guarantee or acceptance of this Limited Guarantee (except for notices to be provided to Parent and White & Case LLP in accordance with Section 9.02 of the Merger Agreement).  Except as provided in Section 2 of this Limited Guarantee, when pursuing its respective rights and remedies under this Limited Guarantee against the Guarantor, the Guaranteed Party shall be under no obligation to pursue such rights and remedies it may have against Parent or any other Person for the Guaranteed Obligations or any right of offset with respect to the Limited Guarantee.  Except as provided in Section 2 of this Limited Guarantee, any failure by the Guaranteed Party to pursue such other rights or remedies or to collect any payments from Parent or any such other Person or to realize upon or to exercise any such right of offset, and any release by the Guaranteed Party of any right of offset, shall not relieve the Guarantor of any liability under this Limited Guarantee, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of Law, of the Guaranteed Party.

4.             Waiver of Acceptance, Presentment; Etc.  The Guarantor irrevocably waives acceptance of this Limited Guarantee, presentment, demand and protest.

5.             Sole Monetary Remedy.  The Guaranteed Party acknowledges and agrees that the sole cash asset of Parent is cash in a de minimis amount and that no additional funds are expected to be contributed to Parent unless and until the Closing occurs.  Without limiting any Reserved Claim brought pursuant to the terms of the applicable agreement under which such claims arise, the Guaranteed Party further agrees that it has no right of recovery against the Guarantor, Parent’s or any of their respective successors’ or permitted assignees’ former, current or future directors, officers, employees, secondees, agents, Affiliates (other than Parent and the Guarantor), general or limited partners, members, managers or stockholders or any former, current or future directors, officers, employees, secondees, agents, Affiliates (other than Parent and the Guarantor), general or limited partners, members, managers or stockholders of any of the foregoing (collectively, and excluding Parent and the Guarantor, the “Guarantor/Parent Affiliates”).  The Guaranteed Party shall have no right of recovery through Parent or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against any Guarantor/Parent Affiliates, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or other applicable Law, or otherwise.  Without limiting any Reserved Claim brought pursuant to the terms of the applicable agreement under which such claims arise, recourse against the Guarantor under this Limited Guarantee shall be the sole and exclusive monetary remedy of the Guaranteed Party and its Affiliates against the Guarantor and any Guarantor/Parent Affiliates in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or any schedule, certificate or other document delivered by Parent pursuant to the Merger Agreement (the “Transaction Documents”), and the transactions contemplated by the Merger Agreement.  The Guaranteed Party covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any Action arising under, or in connection with, the Transaction Documents or the transactions contemplated by the Merger Agreement, against the Guarantor or any Guarantor/Parent Affiliates.  The immediately preceding sentence shall not apply to any Action: (a) against the Guarantor or any Guarantor/Parent Affiliates that is party (including its legal successors and assigns) to the Confidentiality Agreement solely related to the enforcement of the Confidentiality Agreement; (b) seeking specific performance against a Guarantor (or its successors or permitted assignees of its obligations under this Limited Guarantee) under, and pursuant to the terms of, an Equity Funding Letter; (c) against Parent or Merger Sub (or its successors or permitted assignees) pursuant to the Merger Agreement; and/or (d) against the Guarantors (or its successors or permitted assignees) under the Guarantees in accordance with the express terms and conditions thereunder (clauses (a) through (d), collectively, the “Reserved Claims”).  Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any Person other than the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person, other than the rights of the Guaranteed Party against the Guarantor as expressly set forth in this Limited Guarantee.

6.             Subrogation.  The Guarantor unconditionally and irrevocably agrees not to exercise any rights that it may now have or after the date of this Limited Guarantee acquire against Parent or any other Person interested in the transactions contemplated by the Merger Agreement, whether or not such claim arises by contract or operation of law (including, without limitation, any such right arising under bankruptcy or insolvency laws) or otherwise prior to the termination of this Limited Guarantee.  The rights referred to in the immediately preceding sentence include, without limitation, any right of subrogation, reimbursement, exoneration, contribution, and any right to participate in any claim or remedy of the Guaranteed Party against Parent or such other Person, by reason of the existence, payment, performance, or enforcement of the Guaranteed Obligations under or in respect of this Limited Guarantee, including without limitation, the right to take or receive from Parent or such other Person, directly or indirectly, in case of other property by setoff or in any other manner, payment or security on account of such claim, remedy of right prior to the termination of this Limited Guarantee.

7.             Termination.  This Limited Guarantee shall terminate upon the earliest of:  (a) the Closing; (b) the valid termination of the Merger Agreement in accordance with its terms in circumstances in which Parent would not be obligated to make any payments of any Guaranteed Obligations; (c) the date the Guaranteed Obligations payable under this Limited Guarantee have been paid in full; (d) the receipt by the Guaranteed Party of payment(s) by or on behalf of Guarantor in an aggregate amount equal to $5,060,935.5; and (e) the date that is three (3) months after the date of the valid termination of the Merger Agreement in accordance with its terms.  Notwithstanding clause (e) of the immediately preceding sentence, this Limited Guarantee will not terminate on the third month if, prior to such three-month anniversary, the Guaranteed Party shall have provided a notice to a Guarantor claiming in good faith amounts payable by such Guarantor under this Limited Guarantee.  The provisions of Section 7 and Section 13 of this Limited Guarantee shall survive the termination of this Limited Guarantee indefinitely.  In the event that the Guaranteed Party (or any of its respective successors or assigns) or its Affiliates asserts in an Action:  (i) that the provisions of Section 1 of this Limited Guarantee limiting the Guarantor’s aggregate monetary liability to the Cap, or that any other provisions of this Limited Guarantee are illegal, invalid or unenforceable in whole or in part; or (ii) any theory of liability against Parent or the Guarantor or the Guarantor/Parent Affiliates with respect to this Limited Guarantee, the Equity Funding Letters, the Merger Agreement, any other agreement or instrument delivered in connection with the foregoing, or the transactions contemplated by this Limited Guarantee, the Equity Funding Letters or the Merger Agreement, other than a Reserved Claim, then, in each such case:  (x) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and shall be null and void; (y) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments from the Guaranteed Party; and (z) the Guarantor shall not have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) to the Company or any other person in any way under or with respect to this Limited Guarantee, the Equity Funding Letter or the Merger Agreement, or the transactions contemplated by the Merger Agreement, the Equity Funding Letter or under this Limited Guarantee.

8.             Continuing Guarantee.  Unless terminated pursuant to the provisions of Section 7 of this Limited Guarantee, and subject to the relief of the Guarantor’s obligations in accordance with second paragraph of Section 1 of this Limited Guarantee, this Limited Guarantee is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations, shall be binding upon the Guarantor and its successors and assignees, and shall inure to the benefit of, and be enforceable by, the Guaranteed Party and its successors and permitted assigns.  All obligations to which this Limited Guarantee applies or may apply under the terms of this Limited Guarantee shall be conclusively presumed to have been created in reliance on this Limited Guarantee.

9.             Entire Agreement.  This Limited Guarantee, together with the Merger Agreement and the exhibits to the Merger Agreement, the Company Disclosure Letter, the Parent Disclosure Letter, the Other Limited Guarantee, the Equity Funding Letters and the Confidentiality Agreement, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter of this Limited Guarantee.

10.          Amendments and Waivers.  This Limited Guarantee may not be amended or modified, nor may compliance with any condition or covenant set forth in this Limited Guarantee be waived, except by a writing duly and validly executed by the Guarantor and the Guaranteed Party, or in the case of a waiver, the party waiving compliance.  No waiver by any party of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default under this Limited Guarantee or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No delay or omission on the part of any party in exercising any right, power or remedy under this Limited Guarantee will operate as a waiver of such right, power or remedy.

11.          Counterparts.  This Limited Guarantee may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties to this Limited Agreement and delivered to the other parties to this Limited Guarantee.

12.          Notices.  Any notice, request, instruction or other document to be given under this Limited Guarantee by any party to the others shall be in accordance with Section 9.02 of the Merger Agreement.

If to the Guarantor, to it at:

Ares Special Situations Fund IV, L.P.

c/o Ares Management LLC

2000 Avenue of the Stars

12th Floor

Los Angeles, California 90067

Attn:       PE General Counsel

Email:    PEGeneralCounsel@aresmgmt.com

fbernshteyn@aresmgmt.com

bfriedman@aresmgmt.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

1888 Century Park East
21st Floor

Los Angeles, California 90067

Attention:    Alison S. Ressler

Rita-Anne O’Neill

Email:          resslera@sullcrom.com

oneillr@sullcrom.com

If to the Guaranteed Party, to the address indicated for it in Section 9.02 of the Merger Agreement.

13.          GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a)   THIS LIMITED GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE CONFLICT OF LAWS PRINCIPLES.

(b)           All Actions arising out of or relating to this Limited Guarantee shall be heard and determined in the Court of Chancery of the State of Delaware or, (but only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action) the Superior Court of the State of Delaware (Complex Commercial Division) and any appellate court from any such court (such courts, the “Selected Courts”).  The parties to this Limited Guarantee irrevocably:  (i) submit to the exclusive jurisdiction and venue of the Selected Courts in any such Action; (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action brought in the Selected Courts; (iii) agree to not contest the jurisdiction of the Selected Courts in any such Action, by motion or otherwise; and (iv) agree to not bring any Action arising out of or relating to this Limited Guarantee in any court other than the Selected Courts, except for Actions brought to enforce the judgment of any such court.  The consents to jurisdiction and venue set forth in this Section 9.08(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties to this Limited Guarantee.  Each party to this Limited Guarantee agrees that service of process upon such party in any Action arising out of or relating to this Limited Guarantee shall be effective if notice is given by Federal Express, UPS, DHL or similar courier service to the address set forth in Section 12 of this Limited Guarantee.  The parties to this Limited Guarantee agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.  Nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

14.          Representations and Warranties.  The Guarantor represents and warrants to the Guaranteed Party that:  (a) it is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and it has all requisite power and authority to execute, deliver and perform this Limited Guarantee; (b) the execution, delivery and performance of this Limited Guarantee:  (i) have been duly and validly authorized by the Guarantor; and (ii) do not violate, conflict with or result in default (whether after the giving of notice, lapse of time or both) under, any Law or any order of, or any ruling imposed by, any court or other Governmental Entity binding upon the Guarantor or the Guarantor’s governing documents; (c) this Limited Guarantee constitutes a valid and legally binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms and conditions, except as the same may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and the remedy of specific performance and injunctive or other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any action may be brought; and (d) the Guarantor has access to all funds necessary to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill its obligations under this Limited Guarantee shall be accessible by the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 of this Limited Guarantee.

15.          No Assignment.  Neither the Guarantor nor the Guaranteed Party may assign its rights, interests or obligations under this Limited Guarantee to any other Person, by operation of law or otherwise, without the prior written consent of the Guaranteed Party (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Guaranteed Party).  Notwithstanding the immediately preceding sentence, the Guarantor may assign or delegate all or part of its rights, interests and obligations under this Limited Guarantee, without the prior written consent of the Guaranteed Party, to any limited partner of the Guarantor or an Affiliate capable of making the representations set forth in Section 14 or to an entity managed or advised by an Affiliate of the Guarantor capable of making the representations set forth in Section 14.  In the event of any assignment by the Guarantor pursuant to the terms of this Section 15, the Guarantor’s responsibility for payment of the Guaranteed Obligation shall be automatically deemed to be amended to reflect the proportionate allocation to each additional Guarantor and/or Guarantors from and after the date of such assignment.

16.          Severability.  If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy:  (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law; (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied:  (i) to other Persons or circumstances; or (ii) in any other jurisdiction; and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Limited Guarantee.  This Limited Guarantee may not be enforced with respect to the Guaranteed Obligations without giving effect to the limitations provided in Section 1 of this Limited Guarantee and to the provisions of Sections 5 and 7 of this Limited Guarantee.  No party to this Limited Guarantee shall assert, and each party shall cause its respective Affiliates not to assert, that this Limited Guarantee or any part of this Limited Guarantee is invalid, illegal or unenforceable.

17.          Headings.  The headings contained in this Limited Guarantee are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Limited Guarantee or any provision of this Limited Guarantee.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Limited Guarantee as of the date first written above.

ARES SPECIAL SITUATIONS FUND IV, L.P.

By: ASSF Management IV, L.P., its general partner
By: ASSF Management IV GP LLC, its general partner

By:	/s/ Aaron Rosen
Name:	Aaron Rosen
Title:	Authorized Signatory

[Signature Page to Limited Guarantee]

CINCINNATTI BELL INC.

By:
Name:
Title:

[Signature Page to Limited Guarantee]